EXHIBIT 99.1

Contact:

Investors and Media:

Richard Baron
VP Finance and CFO
610-644-8990
Richard.Baron@animascorp.com

STRONG REVENUE GROWTH MARKS ANIMAS CORPORATION’S FIRST
QUARTERLY EARNINGS ANNOUNCEMENT SINCE IPO

West Chester, Pennsylvania, July 26, 2004 — West Chester, Pennsylvania, July 26, 2004 — Animas Corporation (NASDAQ:PUMP) today announced quarterly net revenues of $20.4 million, compared to net revenues of $9.2 million in the comparable period one-year ago. The growth in net revenue was favorably impacted by strong demand for the IR1200 insulin pump as well as by the shipment of $2.3 million of unfulfilled orders for IR1200 pumps from the first quarter and the recognition of $3.7 million of net revenues deferred from prior periods under a pump upgrade program. Excluding net revenues from unfilled orders and the upgrade program, net revenues for the second quarter were 57% greater than the prior year’s second quarter.

“Strong demand for the IR1200 and recurring revenues of ancillary supplies sold to our ever-increasing installed base of customers fueled our past quarter’s revenue growth,” said Kathy Crothall, President and CEO of Animas Corporation. “What is notable about this quarter is that, in addition to achieving record revenues, we were able to transition successfully to the

Animas Corp. Reports Second Quarter Financial Results	Page 2

new platform of the IR1200 pump and to manage our pump upgrade program. Additionally, we made great strides in expanding our gross profit margin and controlling costs, while growing revenues at a brisk rate. In addition, the Company relocated its facilities from Frazer, PA to West Chester, PA and undertook a successful Initial Public Offering.”

FINANCIAL HIGHLIGHTS

Net revenues increase: Net revenues for the second quarter 2004 grew 122% to $20.4 million, compared to $9.2 million in the second quarter of 2003. Excluding net revenues from unfulfilled orders for IR 1200 from the first quarter ($2.3 million) and recognition of deferred revenue from the pump upgrade program ($3.7 million), net revenues increased 57 % compared to the 2003 second quarter’s net revenues. Pump and ancillary supply net revenues reached $15.8 million and $4.6 million respectively for the second quarter of 2004. Excluding net revenues from unfulfilled orders and from the upgrade program, pump net revenues of $ 9.8 million were 66% greater than the prior year’s quarter. The overall growth in net revenues stemmed from increased demand of the IR1200 insulin pump over its predecessor product, the IR1000, the growing customer installed base, and high customer retention rates.

Gross margin expands sizably: Second quarter gross margin totaled $13.0 million or 64% compared to 49% in the same quarter in 2003. Excluding the net revenues from and cost of products sold associated with the upgrade program and unfulfilled orders, the Company’s adjusted gross margin was $8.6 million or approximately 60% of adjusted net revenues.

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Animas Corp. Reports Second Quarter Financial Results	Page 3

Operating expenses reflect restraint: Second quarter operating expenses, which include both research and development and selling, general and administrative expenses (SG&A), grew by 12% from the prior year quarter to $10.3 million. The growth in this area is due to increased SG&A costs associated with greater sales volumes and increased R&D spending for new product development.

Net income (loss) improves: Net income for the quarter was $2.6 million versus a $4.9 million in net loss from the second quarter of 2003. Excluding the effects of the unfulfilled orders from the prior quarter and the upgrade program, the Company had an adjusted net loss of $1.7 million for the period.

Third quarter and year guidance: For the third quarter, the Company anticipates net revenues of approximately $20 to $21 million, of which about $5 million is expected to reflect revenue from the upgrade program. This net revenue, exclusive of revenue associated with the upgrade program, would represent an increase in net revenues of approximately 30% from net revenues in the third quarter of 2003. The Company believes that revenues during the third quarter of 2003 may have been positively impacted by approximately by $0.6 million due to a competitor’s pumps being embargoed from the U.S. market by the FDA, and the decision of certain patients to change to the Animas pump as a result of the embargo. In general, excluding the effects of the upgrade program, the unfulfilled orders, and the competitor’s embargo, the Company believes that revenue growth rates in the range of 30 to 40% over prior year periods are realistic over the next several quarters. Net income of $2 to $3 million is anticipated for the third quarter. For the year, the Company is expecting net revenues of

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Animas Corp. Reports Second Quarter Financial Results	Page 4

approximately $60 to $62 million, including net revenues of approximately $5 million from the pump upgrade program, and a net loss between $1 and $2 million. The Company believes it greatest challenge for the second half of the year will be producing enough products to meet demand while still maintaining high quality standards.

Initial Public Offering: In May 2004, the Company sold 4,887,500 shares raising total net proceeds to the Company of $65.8 million.

Animas Corporation, headquartered in West Chester, Pennsylvania, develops, manufactures, and sells external insulin pumps and ancillary pump supplies for people with diabetes. The Company was founded in July 1996 and began shipping its third generation pump, the IR1200, in April 2004.

Webcast Information: Animas Corporation will host a webcast today, July 26, 2004, at 5:00 p.m. (EDT), to discuss its financial results for the quarter ended June 30, 2004 and its future guidance. This quarterly presentation will be webcast through the company’s website at http://www.animascorp.com. Replay will be available until midnight EDT on June 26, 2005. This earnings release will be archived and a transcript of the webcast will be available at http://www.animascorp.com. Animas Corporation undertakes no obligation to update or revise such transcript, whether as a result of new information, future events, or for any other reason.

Our internet address is http://www.animascorp.com.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to

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Animas Corp. Reports Second Quarter Financial Results	Page 5

risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the technical issues or the failure of the IR1200 to gain significant market acceptance; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and, the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

(Tables Follow)

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ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands except share and per share data)
Net revenues	$20,420	$9,205	$25,257	$16,585
Operating expenses:
Cost of products sold	7,446	4,703	10,533	8,332
Research and development expenses	1,347	1,216	2,672	2,488
Selling, general and administrative expenses	8,907	7,947	17,312	14,860

Total operating expenses	17,700	13,866	30,517	25,680

Income (loss) from operations	2,720	(4,661)	(5,260)	(9,095)
Other expense, net	(84)	(43)	(188)	(79)

Net income (loss)	$2,636	$(4,704)	$(5,448)	$(9,174)

Deemed dividend — beneficial conversion feature of preferred stock	—	(152)	—	(5,063)

Net income (loss) attributable to common stockholders	$2,636	$(4,856)	$(5,448)	$(14,237)

Basic net income (loss) attributed to common stockholders per share	$0.24	$(1.25)	$(0.72)	$(3.68)

Diluted net income (loss) attributed to common stockholders per share	$0.14	$(1.25)	$(0.72)	$(3.68)

Weighted average shares — basic	11,037,815	3,870,168	7,530,011	3,868,775

Weighted average shares — diluted	18,291,612	3,870,168	7,530,011	3,868,775

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ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2004	December 31, 2003
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$55,749	$384
Accounts receivable, net	17,319	13,178
Inventories	5,228	3,335
Cost associated with deferred revenue	1,264	1,025
Other current assets	978	575

Total current assets	80,538	18,497
Property and equipment, net	5,272	3,899
Other assets	103	847

Total assets	$85,913	$23,243

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$—	$2,657
Deferred revenue	5,973	5,179
Other current liabilities	9,742	6,497

Total current liabilities	15,715	14,333
Other liabilities	1,508	1,607
Stockholders’ equity	68,690	7,303

Total liabilities and stockholders’ equity	$85,913	$23,243

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ANIMAS CORPORATION AND SUBSIDIARIES

Reconciliation of Net Revenues, Cost of Products Sold and Net Income (loss) to Eliminate the Effect of the Shipment of Unfulfilled Orders from the Prior Quarter and the Recognition of Deferred Revenue
For the Three Months Ended June 30, 2004
(unaudited)
(in thousands)

Net revenues	$20,420
Second quarter shipment of unfulfilled orders of IR1200 from first quarter	(2,303)
Recognition of net revenues deferred from prior periods under the pump upgrade program	(3,685)

Adjusted net revenues	$14,432

Cost of products sold	$7,446
Cost of products sold associated with the unfulfilled orders and upgrade program	(1,651)

Adjusted cost of products sold	5,795

Adjusted gross margin	$8,637

Net income (loss) attributable to common stockholders	$2,636
Second quarter shipment of unfulfilled orders of IR1200 from first quarter	(2,303)
Recognition of net revenues deferred from prior periods under the pump upgrade program	(3,685)
Cost of products sold associated with unfulfilled orders and pump upgrade program	1,651

(4,337)

Adjusted net loss attributable to common stockholders	$(1,701)

Note:

The reconciliation of net revenues, cost of products sold and net income (loss) attributable to common stockholders is to provide information which would permit the comparison of shipments relating to the demand generated in the second quarter of 2004 to that of the prior year period. To effectively measure the demand shipments for each period the Company eliminated the effect of first quarter unfulfilled orders relating to the launch of the IR1200 on April 15, 2004 and eliminated the effect of the recognition of deferred revenue relating to the pump upgrade program.

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